  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 8, 2014

Griffin Capital Essential Asset REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 606-5900
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement
On May 8, 2014, Griffin Capital Essential Asset REIT, Inc. (the “Registrant”), through its operating partnership (the “Borrower”), entered into that certain credit agreement (the “Unsecured Credit Agreement”) with a syndicate of lenders, co-led by KeyBank National Association (“KeyBank”) and Bank of America, N.A. (“Bank of America”), under which KeyBank serves as administrative agent and Bank of America serves as syndication agent. In connection with the Unsecured Credit Agreement, the Borrower entered into promissory notes in connection with commitments under the Revolver (the “Revolver Notes”) and the Term Loan (the “Term Loan Notes”) and various other documents. The Unsecured Credit Agreement, Revolver Notes and Term Loan Notes are described in further detail in Item 2.03. The descriptions of the Unsecured Credit Agreement, the Revolver Notes and the Term Loan Notes contained in this report are qualified in their entirety by the full agreements, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.
Item 2.03.        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On May 8, 2014, pursuant to the Unsecured Credit Agreement, the Registrant is provided with up to a $750 million senior unsecured credit facility (the “Unsecured Credit Facility”) consisting of a $450 million senior unsecured revolver (the “Revolver”) and a $300 million senior unsecured term loan (the “Term Loan”). The Revolver and Term Loan are pari passu. The Revolver and the Term Loan are evidenced by promissory notes that are substantially similar related to each lender and the amount committed by such lender. Due to these similarities, examples of the execution versions of each of the Revolver Notes and the Term Loan Notes are attached hereto as Exhibits 10.2 and 10.3 hereto.
The Unsecured Credit Facility may be increased up to $500 million, in minimum increments of $50 million, for a maximum of $1.25 billion by increasing either the Revolver or the Term Loan or both. The Revolver has an initial term of four years, maturing on May 8, 2018. The Revolver may be extended for a one-year period if certain conditions are met and the Borrower pays an extension fee. The Term Loan has a term of five years, maturing on May 8, 2019.
The Unsecured Credit Facility has an interest rate calculated based on LIBOR plus the applicable LIBOR margin, as provided in the Unsecured Credit Agreement, or Base Rate plus the applicable base rate margin, as provided in the Unsecured Credit Agreement. The applicable LIBOR margin and base rate margin are dependent on whether the interest rate is calculated prior to or after the Borrower has received an investment grade senior unsecured credit rating of BBB-/Baa3 from Standard & Poors, Moody’s or Fitch and the Borrower has elected to utilize the investment grade pricing list. Otherwise, the applicable LIBOR margin will be based on a leverage ratio computed in accordance with the Borrower’s quarterly compliance package and communicated to KeyBank, as administrative agent. The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus 0.50%. Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter.
For the initial balance under the Unsecured Credit Facility, the Borrower elected to have the LIBOR plus the applicable LIBOR margin rate apply to such amount, based on the leverage based pricing in the Unsecured Credit Agreement, which equated to an initial interest rate of approximately 1.61%. The Borrower may change this election from time to time, as provided in the Unsecured Credit Agreement.
The Unsecured Credit Agreement provides that the Borrower must maintain on the Unsecured Credit Facility a pool of real properties (each an “Unencumbered Asset Pool Property” and, collectively, the “Unencumbered Asset Pool”). The Unencumbered Asset Pool is subject to the following requirements: (i) no less than 20 Unencumbered Asset Pool Properties at all times; (ii) no greater than 15% of the aggregate Unencumbered Asset Pool value may be contributed by any single Unencumbered Asset Pool Property; (iii) no greater than 15% of the aggregate adjusted net operating income from all Unencumbered Asset Pool Properties may be contributed by any single tenant; (iv) no greater than 15% of the aggregate unencumbered asset pool value may be contributed by Unencumbered Asset Pool Properties subject to ground leases; (v) no greater than 15% of the aggregate

Unencumbered Asset Pool value may be contributed by Unencumbered Asset Pool Properties which are under development; (vi) a minimum individual Unencumbered Asset Pool Property occupancy of no less than 85%; (vii) a minimum aggregate occupancy of all Unencumbered Asset Pool Properties of no less than 90%; and (8) other limitations as determined by KeyBank upon further due diligence of the Unencumbered Asset Pool Properties. Upon the occurrence of an event of default, KeyBank may require the Borrower to grant a first perfected mortgage/deed of trust lien on each of the Unencumbered Asset Pool Properties.
In connection with the Unsecured Credit Facility, the Registrant paid Bank of America and KeyBank arrangement fees equal to a total of $1.875 million. Additional arrangement fees will be paid to Bank of America and KeyBank at a rate of 0.125% each for all commitments in excess of $750 million. The Registrant also paid a commitment fee equal to $2.515 million based on the allocated commitments from each participating lender, and will pay KeyBank an administrative agent fee of $15,000 per year. In addition, an unused fee will be payable quarterly which is calculated based on the amount of the unused revolving loan commitments and is equal to 15 basis points if 50% or more of the loan commitments are used or 25 basis points if less than 50% of the loan commitments are used.
At closing, the Registrant’s existing $335 million secured revolving credit facility with KeyBank and its $300 million secured term loan, also with KeyBank, were retired in full. The Unsecured Credit Agreement required the Borrower to draw the full $300 million of the Term Loan upon closing. The proceeds were used to repay the existing term loan, which had an outstanding balance of $227 million at closing. The balance of the Term Loan was remitted to the Borrower to be utilized for future acquisitions.
In addition to customary representations, warranties, covenants and indemnities, the Unsecured Credit Facility requires the Registrant comply with the following at all times:

•	the Registrant’s consolidated leverage percentage may not exceed 60% or, for a maximum of two consecutive quarters following a material acquisition, 65%;

•
the tangible net worth shall not be less than $843,772,339.05 plus 75% of the net proceeds generated by any common or preferred share issuances plus 75% of the amount of the Borrower’s units issued in connection with the contribution of any real properties or other assets to the Registrant;

•	a minimum fixed charge coverage ratio of not less than 1.50:1.00;

•	a maximum secured debt ratio of not greater than 40% of total asset value, as defined;

•	a maximum secured recourse debt ratio of not greater than 5% of total asset value;

•	a maximum unhedged variable rate debt of not greater than 30% of total asset value;

•	a maximum payout ratio of 95% of core funds from operations of the Registrant, which covenant will become effective with the first quarter of 2015;

•	a minimum unencumbered asset pool DSCR of no less than 1.35 to 1.0; and

•	a maximum unencumbered asset pool leverage ratio of no greater than 60% or for a maximum of two consecutive calendar quarters following a material acquisition, 65%.
Furthermore, the activities of the Borrower, Registrant and their subsidiaries must be focused principally on the acquisition, operation and maintenance of income producing real estate properties. Permitted investments are limited to the following: (i) 5% unimproved land; (ii) 15% ground-up construction in process; (iii) 10% unconsolidated investments; (iv) 5% mortgage notes receivable; and (v) mergers, consolidations and other transactions that do not cause the Borrower to be in violation of any provisions under the Unsecured Credit Agreement. These permitted investment limitations cannot exceed 20% in aggregate, based on total asset value, as defined in the Unsecured Credit Agreement.
In addition, the Borrower may not sell more than 15% of the total asset value of its assets within any twelve month period unless the Borrower delivers a compliance certificate and borrowing base certificate, or enter into any merger which will result in an increase in total asset value by 25% or more or in which the Borrower or the

Registrant will not be the sole surviving entity, without the prior approval of the required lenders in their sole discretion.
The Unsecured Credit Facility may be prepaid and terminated, in whole or in part, at any time without fees or penalty. Guarantors of the Unsecured Credit Facility include the Registrant, each special purpose entity that owns an Unencumbered Asset Pool Property, and any subsidiaries guaranteeing other unsecured debt of the Registrant.
Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits.

10.1    Unsecured Credit Agreement dated May 8, 2014

10.2    Revolver Note payable to KeyBank dated May 8, 2014

10.3    Term Loan Note payable to KeyBank dated May 8, 2014

10.4    Guaranty dated May 8, 2014

10.5    Schedule of Omitted Documents

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: May 14, 2014	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer and Treasurer